Exhibit d.10.iii

Blackstone Alternative Multi-Strategy Fund

AMENDMENT NO. 5 TO THE INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 5 (this “Fifth Amendment”) to the Investment Sub-Advisory Agreement between Blackstone Alternative Investment Advisors LLC, a Delaware limited liability company (the “Adviser”) and Emso Asset Management Limited (formerly Emso Partners Limited), a company organized under the laws of England and Wales (the “Sub-Adviser”) is made as of this 1st day of April, 2021.

WHEREAS, the Adviser and the Sub-Adviser entered into the Investment Sub-Advisory Agreement dated as of June 1, 2014, as amended on August 15, 2017, August 15, 2019, March 1, 2020, and October 6, 2020 (the “Agreement”); and

WHEREAS, the parties desire to amend and restate certain terms applicable to the Suggested Emso Trades (as defined in the Agreement);

NOW THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the meanings ascribed to same in the Agreement.

2.	[Redacted]

3.	Section 14 to the Agreement is hereby replaced in its entirety with the following:

a.

Renewal. This Agreement shall continue for successive periods of no more than twelve (12) months each, only so long as such continuance is specifically approved at least annually (i) by a vote of the Trustees of the Trust or by vote of a majority of outstanding voting securities of the Fund and (ii) by vote of a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) or of any person party to this Agreement, cast at a meeting called for the purpose of such approval.

b.

Termination. This Agreement may be terminated at any time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ prior written notice to the Adviser and the Sub-Adviser; (ii) by the Sub-Adviser upon 60 days’ prior written notice to the Adviser and the Fund; or (iii) by the Adviser upon 61 days’ written notice to the Sub-Adviser. Notwithstanding the above, the Sub-Adviser may terminate Appendix G5 of the Supplemental Agreement (being the Investment Guidelines for the Swaption SET Allocated Portion) and, consequently, cease trading the Swaption SET Allocated Portion upon 10 days’ prior written notice to the Adviser and the Fund. This Agreement may also be terminated, without the payment of any penalty, by the Adviser immediately upon (i) a material breach by the Sub-Adviser of this Agreement which is not promptly cured pursuant to Section 7 hereof; (ii)

Mark Franklin or Ben Sarano ceasing to be employed by the Sub-Adviser or continuing to oversee the Sub-Adviser’s management of the Allocated Portion; or (iii) at the discretion of the Adviser, the Sub-Adviser or any officer, director or key portfolio manager (including, without limitation, Mark Franklin or Ben Sarano), of the Sub-Adviser being accused in any regulatory, self-regulatory or judicial proceeding as having violated the federal securities laws or engaged in criminal conduct. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act or the rules thereunder. This Agreement may be amended at any time by the Sub-Adviser and the Adviser, subject to approval by the Board (including approval by those Trustees that are not “interested persons” of the Trust) and, if required by the 1940 Act or applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Adviser, the Trust or its affiliates. It is understood that from time to time the Allocated Portion may be zero. This Agreement does not terminate in the event that no Allocated Portion is available for the Sub-Adviser.

c.

Consequences of Termination. In the event of termination of this Agreement, Sections 4, 8, 9, 10, 16, and 23(b) shall survive such termination of this Agreement. Section 15 of this Agreement shall survive for a period of two (2) years following termination of this Agreement. Termination of this Agreement shall immediately and unconditionally revoke any and all powers of attorney granted to the Sub-Adviser under this Agreement.

4.	Appendix A to the Agreement is hereby replaced in its entirety with the following:

Sub-Advisory Fee

[Redacted]

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed as of the day and year first above written.

BLACKSTONE ALTERNATIVE INVESTMENT ADVISORS LLC

By:	/s/ Peter Koffler
Name and Title: Peter Koffler

EMSO ASSET MANAGEMENT LIMITED

By:	/s/ Rory McGregor
Name and Title: Rory McGregor